      Exhibit 5

May 26, 2004

AT&T Corp.
One AT&T Way
Bedminster, New Jersey 07921

Dear Sirs:

        With reference to the registration statement on Form S-8 which AT&T Corp. (the “Company”) proposes to file with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, registering 36,000,000 shares of AT&T Common Stock (par value $1 per share) (the “Shares”) which may be offered and sold by the Company under the AT&T 2004 Long Term Incentive Plan (the “Plan”), which Shares, under the terms of the Plan may be authorized and unissued shares or treasury shares, I am of the opinion that:

    1.        The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.

    2.        All proper corporate proceedings have been taken so that any Shares to be offered and sold which are newly issued have been duly authorized and, upon sale and payment therefor in accordance with the Plan and the resolutions of the Board of Directors relating to the offering and sale of common shares thereunder, will be legally issued, fully paid and nonassessable.

        I hereby consent to the filing of this opinion with the SEC in connection with the registration statement referred to above.

Very truly yours, /s/ Robert S. Feit —————————————— Robert S. Feit Vice President - Law and Secretary